SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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W. P. Carey & Co. LLC
(Name of Registrant as Specified In Its Charter)

W. P. Carey & Co. LLC
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders To Be Held Thursday, June 12, 2008
QUESTIONS & ANSWERS
PROPOSAL ONE ELECTION OF DIRECTORS
NOMINATING PROCEDURES
NOMINEES FOR THE BOARD OF DIRECTORS
COMMITTEES OF THE BOARD OF DIRECTORS
BOARD COMMITTEE MEMBERSHIP ROSTER
DIRECTOR COMPENSATION TABLE -- FISCAL 2007
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION*
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
SUMMARY COMPENSATION TABLE -- FISCAL 2007 and 2006
GRANTS OF PLAN-BASED AWARDS -- FISCAL 2007
OUTSTANDING EQUITY AWARDS -- FISCAL 2007
OPTION EXERCISES AND STOCK VESTED -- FISCAL 2007
PENSION PLANS
NONQUALIFIED DEFERRED COMPENSATION -- FISCAL 2007
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
REPORT OF THE AUDIT COMMITTEE
SHAREHOLDER PROPOSALS AND OTHER COMMUNICATIONS
DIRECTOR INDEPENDENCE
CODE OF ETHICS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE OFFICERS OF W. P. CAREY & CO. LLC

May 1, 2008

Notice of Annual Meeting of Shareholders
To Be Held Thursday, June 12, 2008

Dear W. P. Carey & Co. LLC Shareholder:

The 2008 Annual Meeting of Shareholders of W. P. Carey & Co. LLC will be held at The Rainbow Room, 30 Rockefeller Plaza, New York, New York, 10112, on Thursday, June 12, 2008 at 2:00 p.m. for the following purposes:

•	To elect twelve Directors for 2009;

•	To transact such other business as may properly come before the meeting.

Only shareholders who owned stock at the close of business on April 18, 2008 are entitled to vote at the meeting. W. P. Carey & Co. LLC mailed this Proxy Statement, proxy and its Annual Report to shareholders on or about May 1, 2008.

By Order of the Board of Directors

Susan C. Hyde
Managing Director and Secretary

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote your shares by using the telephone or through the Internet. Instructions for using these services are set forth on the enclosed proxy. You may also vote your shares by marking your votes on the enclosed proxy, signing and dating it and mailing it in the business reply envelope provided. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

W. P. CAREY & CO. LLC

PROXY STATEMENT
MAY 1, 2008

QUESTIONS & ANSWERS

The accompanying Proxy is solicited by the Board of Directors of W. P. Carey & Co. LLC, a Delaware limited liability company, for use at its annual meeting of shareholders (the “Annual Meeting”) to be held at The Rainbow Room, 30 Rockefeller Plaza, New York, New York, 10112 on Thursday, June 12, 2008 at 2:00 p.m., or any adjournment thereof. As used herein, “W. P. Carey & Co.”, the “Company”, “we” and “us” refer to W. P. Carey & Co. LLC.

Who is soliciting my proxy?

The Directors of W. P. Carey & Co. LLC are sending you this Proxy Statement and enclosed proxy.

Who is entitled to vote?

W. P. Carey & Co. LLC’s shareholders as of the close of business April 18, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting.

How do I vote?

You may vote your shares either by attending the Annual Meeting, by telephone, through the Internet, or by completing the enclosed proxy card. To vote by telephone, call the specially designated telephone number set forth on the enclosed proxy card. To vote through the Internet, use the Internet voting site listed on the enclosed proxy card. To vote by proxy, sign and date the enclosed proxy card and return it in the enclosed envelope. If you return your proxy but fail to mark your voting preference, your shares will be voted FOR each of the nominees and for the proposal. We suggest that you return a proxy even if you plan to attend the meeting.

May I revoke my proxy?

Yes, you may revoke your proxy at any time before the meeting by notifying W. P. Carey & Co. LLC’s Secretary or submitting a new proxy, or by voting in person at the meeting. The mailing address is 50 Rockefeller Plaza, New York, New York 10020. You should mail your notice of revocation of proxy to that address.

How many shares may vote?

At the close of business on the Record Date, April 18, 2008, W. P. Carey & Co. LLC had 39,619,846 listed shares outstanding and entitled to vote. Every shareholder is entitled to one vote for each share held.

What is a “quorum”?

A “quorum” is the presence, either in person or represented by proxy, of a majority of the shares entitled to vote at the meeting. There must be a quorum for the meeting to be held.

How many votes are required at the meeting for shareholder approval?

Assuming a quorum is present, with respect to the election of Directors, each share may be voted for as many individuals as there are Directors to be elected. A plurality of all the votes cast shall be sufficient to elect a Director. Abstentions and broker “non-votes,” which arise when a broker cannot vote on a particular matter because the matter is not routine and the beneficial owner of the shares has not given applicable instructions to the broker, are counted for quorum purposes, but are not counted as votes for or against any matter. For these reasons, for any matter before the shareholders at the meeting, abstentions and broker “non-votes” have no effect on whether the votes cast at the meeting are enough for approval of the matter.

How will voting on shareholder proposals be conducted?

We do not know of other matters that are likely to be brought before the meeting. However, if any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment.

Who will pay the cost for this proxy solicitation and how much will it cost?

W. P. Carey & Co. LLC will pay the cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees of our wholly-owned subsidiaries, Carey Asset Management Corp. (Carey Asset Management) and Carey Management Services, Inc. (Carey Management Services) (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. Currently, we do not intend to retain a solicitation firm to assist in the solicitation of proxies, but if sufficient proxies are not returned to us, we may retain an outside firm to assist in proxy solicitation for a fee estimated to be $30,000 or less, plus out-of-pocket expenses. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy statement to their principals and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing. We expect the total cost of this proxy solicitation, assuming an outside solicitation firm is not needed, to be approximately $65,000.

When are shareholder proposals for the 2009 Annual Meeting due?

We must receive any proposal that a shareholder intends to present at W. P. Carey & Co. LLC’s 2009 Annual Meeting of shareholders no later than January 2, 2009 in order to be included in the Proxy Statement and form of proxy relating to that meeting.

References in this Proxy Statement to W. P. Carey & Co. LLC or the Company include W. P. Carey & Co. LLC’s affiliates and subsidiaries, except where the context otherwise indicates.

W. P. Carey & Co. LLC will provide shareholders, without charge, a copy of W. P. Carey & Co. LLC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007, including the financial statements and management’s report of internal controls over financial reporting and schedules attached thereto, upon written request to Ms. Susan C. Hyde, Director of Investor Relations, at W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, New York 10020.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, you and the other shareholders will elect twelve Directors, each to hold office until the next Annual Meeting of shareholders except in the event of death, resignation or removal. If a nominee is unavailable for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee. Currently, the Board is unaware of any circumstances which would result in a nominee being unavailable. All of the nominees are now members of the Board of Directors.

NOMINATING PROCEDURES

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary or any member of the Nominating and Corporate Governance Committee in writing with the information and in the time period required by our By-Laws, which is set forth in more detail in “Shareholder Proposals and Other Communications,” below.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request a search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee’s qualifications. As set forth in our Corporate Governance Guidelines, there are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks candidates who possess the background, skills, expertise, characteristics and time to make a significant contribution to the Board, W. P. Carey & Co. LLC and its shareholders. At least annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board.

The Committee also considers such other relevant factors as it deems appropriate, including the balance of management and Independent Directors, the need for Audit Committee or other expertise and the qualifications of other potential nominees. In connection with its evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

NOMINEES FOR THE BOARD OF DIRECTORS

Unless otherwise specified, proxies will be voted for the election of the named nominees. If a nominee is unavailable for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee. No circumstances are presently known that would render the nominees unavailable. Each of the nominees is now a member of the Board of Directors.

Detailed information on each nominee for election to the Board of Directors is provided below.

Wm. Polk Carey
AGE: 77
Director Since: 1996

Mr. Carey, Chairman of the Board of Directors of W. P. Carey & Co. LLC, has been active in lease financing since 1959 and a specialist in net leasing of corporate real estate property since 1964. Mr. Carey also serves as Chairman of the Board of Corporate Property Associates 14 (“CPA®:14”), Corporate Property Associates 15 (“CPA®:15”), Corporate Property Associates 16 – Global (“CPA®:16 – Global”) and Corporate Property Associates 17 – Global (“CPA®:17 – Global”). He also served as the Co-Chief Executive Officer of W. P. Carey & Co. LLC, CPA®:14, CPA®:15 and CPA®:16 – Global from 2002 until March 2005. Before founding W. P. Carey & Co., Inc. in 1973, he served as Chairman of the Executive Committee of Hubbard, Westervelt & Mottelay (now Merrill Lynch Hubbard), head of Real Estate and Equipment Financing at Loeb Rhoades & Co. (now Lehman Brothers) and Vice Chairman of the Investment Banking Board and Director of Corporate Finance of duPont Glore Forgan Inc. A graduate of the University of Pennsylvania’s Wharton School, Mr. Carey also received his Sc.D. honoris causa from Arizona State University, D.C.S. honoris causa from The City University of New York and D.C.L. honoris causa from the University of the South. He is a Trustee of The Johns Hopkins University and of other educational and philanthropic institutions. He serves as Chairman and a Trustee of the W. P. Carey Foundation and as Chairman of the Penn Institute for Economic Research. In the fall of 1999, Mr. Carey was Executive-in-Residence at Harvard Business School. Mr. Carey is the brother of Francis J. Carey.

Gordon F. DuGan
AGE: 41
Director Since: 1997

Mr. DuGan, President and Chief Executive Officer of W. P. Carey & Co. LLC, joined W. P. Carey & Co. LLC as Assistant to the Chairman in 1988 and in 1995 was elevated to Senior Vice President in the Investment Department. From October 1995 until February 1997 he was chief financial officer of a Colorado-based wireless communications equipment manufacturer. Mr. DuGan rejoined W. P. Carey & Co. LLC as Deputy Head of Investment in February 1997, and was elected to Executive Vice President and Managing Director in June 1997. He was elected President in 1999, Co-CEO in 2002 and CEO in 2005. Mr. DuGan serves as CEO and a Director of CPA®:14, CPA®:15, CPA®:16 – Global and CPA®:17 – Global. He serves as a Trustee of the W. P. Carey Foundation. He also serves on the Boards of the National Association of Real Estate Investment Trusts (NAREIT), the New York Pops and the Hewitt School, and is a member of the Young Presidents Organization and the Council on Foreign Relations. Mr. DuGan received his B.S. in Economics from the Wharton School at the University of Pennsylvania.

Francis J. Carey
AGE: 82
Director Since: 1996

Mr. Carey was elected in 2000 as Vice Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of W. P. Carey & Co. LLC. Mr. Carey retired from his position as Vice Chairman in March 2005; he continues to serve as Chairman of the Executive Committee and as Chief Ethics Officer of the Company. Mr. Carey served as Chairman, Chief Executive Officer and a Director of Carey Diversified LLC from 1997 to 2000. From 1987 to 1997, Mr. Carey held various positions with W. P. Carey & Co., Inc. and its affiliates, including President and Director of W. P. Carey & Co., Inc., and President and Director of CPA®:10, CIP® and CPA®:12. Mr. Carey also served as President and Director of W. P. Carey & Co., Inc. from its founding in 1973 until 1997 and President and Director of that company from 2000 to the present. He has served since 1990 as President and a Trustee of the W. P. Carey Foundation. Prior to 1987, he was senior partner in Philadelphia, head of the real estate department nationally and a member of the Executive Committee of Reed Smith LLP. He served as a member of the Executive Committee and Board of Managers of the Western Savings Bank of Philadelphia from 1972 until its takeover by another bank in 1982, and is a former Chairman of the Real Property, Probate and Trust Section of the Pennsylvania Bar Association. He served as a member of the Board of Overseers of the School of Arts and Sciences at the University of Pennsylvania from 1983 to 1990. He has served as a Trustee of Germantown Academy in Fort Washington, Pennsylvania from 1961 to the present, and as its President from 1966 to 1972. He has also served as a member of the Board of Trustees and Executive Committee of the Investment Program Association from 1990 to 2000, and as its Chairman from 1998 to 2000, and served on the Business Advisory Council of the Business Council for the United Nations from 1994 to 2002. He has served since 2002 on the Board of Trustees of the Maryland Historical Society and since 2006 as a Vice President and a member of its Executive Committee. Mr. Carey has also served from 2004 to 2007 as Chairman and Senior Warden of St. Martin’s in the Field Episcopal Church in Biddeford Pool, Maine, and currently serves as its Warden at Large. He attended Princeton University, holds A.B. and J.D. degrees from the University of Pennsylvania and completed executive programs in corporate finance and accounting at Stanford University Graduate School of Business and the Wharton School of the University of Pennsylvania. Mr. Carey is the brother of Wm. Polk Carey.

Trevor P. Bond*
AGE: 46
Director Since: 2007

Mr. Bond was appointed to the Board of Directors in April 2007 and elected to the Board at the annual shareholders’ meeting in June 2007. Mr. Bond has served as an Independent Director and a member of the Audit Committees of CPA®:14, CPA®:15 and CPA®:16 – Global, from 2005 to April 2007. Mr. Bond has been the managing member of a private investment vehicle, Maidstone Investment Co., LLC, since 2002, investing in real estate limited partnerships for his personal account. Mr. Bond served in several management capacities for Credit Suisse from 1992 to 2002, including: co-founder of Credit Suisse’s real estate equity group, which managed approximately $3 billion of real estate assets; founding team member of Praedium Recovery Fund, a $100 million fund managing distressed real estate and mortgage debt; and as a member of the Principal Transactions Group managing $100 million of distressed mortgage debt. Prior to Credit Suisse, Mr. Bond served as an associate to the real estate and finance departments of Tishman Realty & Construction Co. and Goldman Sachs & Co. in New York. Mr. Bond also founded and managed an international trading company from 1985 to 1987 that sourced industrial products in China for U.S. manufacturers. Mr. Bond received his M.B.A. from the Harvard Business School.

Nathaniel S. Coolidge*
AGE: 69
Director Since: 2002

Mr. Coolidge was elected to the Board of Directors of W. P. Carey & Co. LLC in 2002 and currently serves as Chairman of the Investment Committee. He has previously served as Chairman of the Audit Committee and is currently a member of that Committee. Mr. Coolidge, former Senior Vice President of John Hancock Mutual Life Insurance Company, retired in 1996 after 23 years of service. From 1986 to 1996, Mr. Coolidge headed the Bond and Corporate Finance Department, which was responsible for managing its entire fixed income investments portfolio. Prior to 1986, Mr. Coolidge served as Second Vice President and Senior Vice President. Mr. Coolidge is a graduate of Harvard University and served as a U.S. naval officer.

Eberhard Faber, IV*
AGE: 71
Director Since: 1998

Mr. Faber was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998 and currently serves as Lead Director and Chairman of the Nominating and Corporate Governance Committee. He is also Chairman of the Board of King’s College in Wilkes-Barre, Pennsylvania. Mr. Faber held various posts with Eberhard Faber Inc., the worldwide manufacturer of writing products and art supplies, serving as Chairman and CEO from 1973 until 1987, when the company merged into Faber-Castell Corporation. He served as a Director of the Federal Reserve Bank of Philadelphia from 1980 to 1986, chairing its Budget and Operations Committee, and was Chairman of the Board of Citizen’s Voice Newspaper from 1992 to 2002. Currently, he is a member of the Northeast Pennsylvania Advisory Board of PNC Bank, N.A., where he served as a Director from 1994 to 1998, a Trustee of the Geisinger Wyoming Valley Hospital and the Eberhard L. Faber Foundation, and a Borough Councilman of Bear Creek Village. In addition to graduating from Princeton University magna cum laude, he was a member of Phi Beta Kappa while serving as Chairman of The Daily Princetonian, and was a Fulbright Scholar and teaching fellow at the University of Caen in France.

Benjamin H. Griswold, IV*
AGE: 67
Director Since: 2006

Mr. Griswold was appointed to the Board of Directors of W. P. Carey & Co. LLC in 2006, elected to the Board at the annual shareholders’ meeting in June 2007 and currently serves as Chairman of the Compensation Committee. Mr. Griswold is a partner and chairman of Brown Advisory, a Baltimore-based firm providing asset management and strategic advisory services in the U.S. and abroad. Prior to joining Brown Advisory as senior partner in March 2005, Mr. Griswold had served as Senior Chairman of Deutsche Bank Securities Inc. He had served as Senior Chairman of Deutsche Banc Alex. Brown, the predecessor of Deutsche Bank Securities Inc., since the acquisition of Bankers Trust by Deutsche Bank in 1999. Mr. Griswold began his career at Alex. Brown & Sons in 1967, and became a partner of the firm in 1972. He headed the company’s research department, equity trading and equity division prior to being elected Vice Chairman of the Board and Director in 1984, and Chairman of the Board in 1987. Upon the acquisition of Alex. Brown by Bankers Trust New York Corporation in 1997, he became Senior Chairman of BT Alex. Brown. Mr. Griswold is a member of the boards of Black & Decker, Baltimore Life Insurance and Flowers Foods. A former Director of the New York Stock Exchange, he is active in civic affairs in the Baltimore area and serves on the board of Johns Hopkins University and heads the endowment board of the Baltimore Symphony Orchestra. Mr. Griswold received his B.A. from Princeton University, his M.B.A. from the Harvard Business School and served as a U.S. army officer.

Dr. Lawrence R. Klein*
AGE: 87
Director Since: 1998

Dr. Klein was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998 and currently serves as Chairman of the Economic Policy Committee. He is Benjamin Franklin Professor Emeritus of Economics and Finance at the University of Pennsylvania and its Wharton School, having joined the faculty of the University in 1958. Dr. Klein is a holder of earned degrees from the University of California at Berkeley, the Massachusetts Institute of Technology, and has been awarded the Alfred Nobel Memorial Prize in Economic Sciences, as well as a number of honorary degrees. Founder of Wharton Econometric Forecasting Associates, Inc., Dr. Klein has been counselor to various corporations, governments and government agencies, including WealthEffect.com, the Federal Reserve Board and the President’s Council of Economic Advisers. Dr. Klein joined W. P. Carey & Co., Inc. in 1984 as Chairman of the Economic Policy Committee and as a Director. He also serves as a Trustee of the W. P. Carey Foundation. Dr. Klein serves as a Director of a software company, Prognoz, in Philadelphia, PA. He is also Chairman of a Panel to survey world economic issues every fortnight at Global Insight, an economic consulting company in Waltham, MA.

Robert E. Mittelstaedt, Jr.*
AGE: 64
Director Since: 2007

Mr. Mittelstaedt was elected to the Board of Directors of W. P. Carey & Co. LLC at the annual shareholders’ meeting in June 2007. Mr. Mittelstaedt has served as dean of the W. P. Carey School of Business at Arizona State University since June 2004. He also serves on the Boards of Directors of Innovative Solutions & Support, Inc., Laboratory Corporation of America Inc. and ASU Research Park. Between 1973 and 2004, Mr. Mittelstaedt served in numerous positions at The Wharton School, most recently as Vice Dean, Executive Education, and Director of the Aresty Institute of Executive Education. From 1985-1990 he co-founded, developed and sold Intellego, Inc., a company engaged in practice management, systems development and service bureau billing operations in the medical industry. He formerly served as a member of the corporate Boards of Directors of: A.G. Simpson Automotive, Inc., Dresser Insurance, Inc., HIP Foundation, Inc. and Intelligent Electronics, Inc. He served on the non-profit board of The Methodist Home for Children of Philadelphia. Mr. Mittelstaedt received his B.S. (Mechanical Engineering) from Tulane University and his MBA from the Wharton School at the University of Pennsylvania.

Charles E. Parente*
AGE: 67
Director Since: 2006

Mr. Parente was elected to the Board of Directors of W. P. Carey & Co. LLC in 2006 and currently serves as Chairman of the Audit and Strategic Planning Committees. Mr. Parente also serves as Chief Executive Officer of Pagnotti Enterprises, Inc., a diversified holding company whose primary business includes workers’ compensation insurance, real estate, anthracite coal mining preparation and sales, and as Chairman and CEO of CP Media, LLC, a holding company that owns broadcast television stations. Mr. Parente has also served as a Director of Community Bank System, Inc., a bank holding company, and its affiliated bank, Community Bank, N.A., since May 2004. Prior to this, from 1988 through 1993, he served as President and CEO of C-TEC Corporation, a telecommunications and high-technology company. From 1970 through 1987, Mr. Parente was CEO and Managing Partner of Parente Randolph, LLC, the leading independent accounting and consulting firm in Pennsylvania and among the top 30 in the country. Before this, from 1962 through 1970, he was a Principal at Deloitte, Haskins & Sells, a public accounting firm. Mr. Parente is a member of the Board of Directors of: Sordoni Construction Services, Inc., a commercial construction and real estate development company; Circle Bolt & Nut Co., a distributor of industrial products; and Frank Martz Coach Co. & Subsidiaries, a diversified transportation company. He is active with various civic and community organizations, is past Chairman of the Board of Directors of the Wyoming Valley Health Care System, Inc. and is a board member of The Luzerne Foundation and King’s College, where he also served as Chairman from 1989 through 1998. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. He graduated cum laude from King’s College in Wilkes-Barre, PA.

Dr. Karsten von Köller*
AGE: 68
Director Since: 2003

Dr. von Köller was elected to the Board of Directors of W. P. Carey & Co. LLC in 2003. He is currently Chairman of Lone Star Germany GmbH, Deputy Chairman of the Supervisory Board of Corealcredit Bank AG and Deputy Chairman of the Supervisory Board of MHB Bank AG . Dr. von Köller was chairman of the Board of Management of Eurohypo AG until December 2003. From 1984 through 2001 Dr. von Köller was a member of the Board of Managing Directors of Rheinhyp Rheinische Hypothekenbank AG (Commerzbank group) where he was responsible for the bank’s commercial real estate lending activities outside Germany. Dr. von Köller was an Executive Vice President of Berliner Handels-und Frankfurter Bank (BHF-BANK), Frankfurt, and was responsible for the bank’s corporate customer business in northern and western Germany and in western industrial countries from 1981 through 1984. Before holding this position, from 1977 through 1980 he served as Senior Vice President and co-manager of the New York branch of BHF-BANK. From 1971 through 1976, he served in the syndicated loan and investment banking department of BHF-BANK, Frankfurt am Main. Dr. von Köller studied law at the Universities of Bonn and Munich and is a graduate of the Harvard Business School.

Reginald Winssinger*
AGE: 65
Director Since: 1998

Mr. Winssinger was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998. Mr. Winssinger is founder and Chairman of National Portfolio, Inc., an Arizona-based firm involved in acquisition, financing, management and construction of commercial, multi-family, industrial and land development real estate projects. He spent ten years at the Winssinger family real estate company, a third- generation Belgian real estate enterprise, before coming to the United States in 1979 to expand their investment activity. Over a 20-year period he created and managed a $500 million portfolio of U.S. real estate investment for U.S. and European investors. He later formed Horizon Real Estate Group, Inc., doing business as NAI Horizon in Phoenix, Arizona, a full service real estate firm providing brokerage, property management, construction management and real estate consulting services. That group has now expanded its activity to the Las Vegas market. Mr. Winssinger currently manages multiple companies with real estate investments primarily in Arizona, California and Texas. He also serves as a Director of Pierce-Eislen, Inc., and is the Honorary Consul of Belgium to Arizona. He attended the Sorbonne and is an alumnus of the University of California at Berkeley.

*	Independent Director

COMMITTEES OF THE BOARD OF DIRECTORS

Members of the Board of Directors have been appointed to serve on various committees of the Board of Directors. The Board of Directors has currently established a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee, the functions of which are summarized below. The Board of Directors has also established an Executive Committee, which has the authority, subject to certain limitations, to exercise the powers of the Board of Directors during intervals between meetings of the full Board of Directors, an Economic Policy Committee, which is available to render advice on economic policy matters affecting the Company, and a Strategic Planning Committee, which reviews and oversees the Company’s strategic planning processes.

•	Compensation Committee. The Compensation Committee’s responsibilities include setting compensation principles that apply generally to Company employees; reviewing and making recommendations to the Board of Directors with respect to compensation for Directors; reviewing the compensation structure for all current key executives, including incentive compensation plans and equity-based plans; reviewing goals and objectives relevant to Executive Officers’ compensation, evaluating the Executive Officers’ performance and approving their compensation levels and annual and long-term awards; and reviewing and approving the number of shares, price per share and period of duration for stock grants under any approved share incentive plan. There were six Compensation Committee meetings held during 2007.

•	Audit Committee. The Audit Committee has been established to assist the Board of Directors in monitoring the integrity of the financial statements and management’s report of internal controls over financial reporting of the Company, the compliance by the Company with legal and regulatory requirements and the independence, qualifications and performance of the Company’s internal audit function and Independent Registered Public Accounting Firm. Among the responsibilities of the Audit Committee are to engage an Independent Registered Public Accounting Firm, review with the Independent Registered Public Accounting Firm the plans and results of the audit engagement, approve professional services provided by the Independent Registered Public Accounting Firm, review the independence of the Independent Registered Public Accounting Firm and consider the range of audit and non-audit fees. The Committee ratifies the engagement of the internal auditors and reviews the scope of their internal audit plan. The Committee also reviews and discusses with management the internal auditors and the Independent Registered Public Accounting Firm, the Company’s internal controls and reviews the results of the internal audit program. There were eight Audit Committee meetings held during 2007.

•	Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including monitoring implementation of W. P. Carey & Co. LLC’s corporate governance policies. In addition, the Committee develops and reviews background information for candidates for the Board of Directors, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee met three times during 2007.

The Board has adopted written charters for each of the Compensation, Audit and Nominating and Corporate Governance Committees, each of which can be viewed on our website, www.wpcarey.com, under the heading “WPC Investor Relations.” Printed copies of each may also be obtained upon a request submitted to our Investor Relations department.

Certain members of the Board are also members of the Investment Committee of Carey Asset Management. The Investment Committee provides services to the CPA® REITs, and may provide services to the Company. Before a property is acquired by a CPA® REIT, the transaction is reviewed by the Investment Committee to ensure that it satisfies the relevant CPA® REIT’s investment criteria. The Investment Committee is not directly involved in originating or negotiating potential investments, but instead functions as a separate and final step in the investment process. In addition, the Investment Committee may at the request of our Board of Directors or Executive Committee also review any initial investment in which W. P. Carey & Co. LLC proposes to engage directly. Directors of W. P. Carey & Co. LLC who also serve on the Investment Committee are Messrs. Bond, Coolidge (Chairman), Klein, George E. Stoddard and von Köller. Mr. Stoddard is not standing for re-election as a Director at the 2008 Annual Meeting of Shareholders, but will continue to serve on the Investment Committee.

Board Meetings and Directors’ Attendance

There were four regular quarterly Board meetings held in 2007 and each Director attended at least seventy-five percent of the Board and respective Committee meetings, including the Investment Committee, held while he was a director except for Messrs. von Köller and Mittelstaedt. Mr. Mittelstaedt was elected to the Board in June 2007 and attended two out of the three meetings held while he was on the Board. Under our Corporate Governance Guidelines, each Director is required to make every effort to attend each Board meeting, and applicable Committee meetings, except in unavoidable circumstances.

Since December 2006, Eberhard Faber, IV has served as Lead Director. His primary responsibility as Lead Director is to preside over periodic executive sessions of the Board in which management Directors and other members of management will not participate.

BOARD COMMITTEE MEMBERSHIP ROSTER

							Nominating and		Economic		Strategic
Name	Executive		Compensation		Audit		Corporate Governance		Policy		Planning

Wm. Polk Carey	X										X
Gordon F. DuGan	X										X
Francis J. Carey	X	*
Trevor P. Bond			X		X
Nathaniel S. Coolidge					X
Eberhard Faber, IV	X				X		X	*			X
Benjamin H. Griswold, IV	X		X	*
Lawrence R. Klein							X		X	*
Robert E. Mittelstaedt, Jr							X				X
Charles E. Parente**			X		X	*					X	*
George E. Stoddard	X								X
Karsten von Köller									X
Reginald Winssinger			X				X

*	Chairman of Committee

**	Financial Expert

The Board of Directors has determined that none of the Directors who currently serves on the Compensation, Audit and Nominating and Corporate Governance Committees has a relationship to W. P. Carey & Co. LLC that may interfere with his independence from W. P. Carey & Co. LLC and its management and therefore all such Directors are “independent” as defined in the New York Stock Exchange listing standards.

Compensation of the Board of Directors

W. P. Carey & Co. LLC pays its Directors who are not its officers or employees or retired officers or employees fees for their services as Directors. Such Directors receive annual compensation of $65,000 assuming they attend all regular quarterly meetings. The annual compensation includes a $1,250 cash fee per regular quarterly meeting attended, $7,500 in cash payable quarterly and $7,500 payable quarterly in the form of restricted shares or options to purchase shares, issuable under the Non-Employee Directors’ Incentive Plan. The number of shares issued is calculated by dividing the dollar amount of the quarterly grant by .93, to take into consideration vesting of the shares ratably over three years, and dividing that amount by the closing price of the Company’s stock on the date of grant. Mr. Griswold receives an additional $10,000 per year for serving as the Chairman of the Compensation Committee and Mr. Parente receives $10,000 per year per Committee for serving as Chairman of the Audit and of the Strategic Planning Committees. Mr. Faber receives $10,000 per year for serving as Chairman of the Nominating and Corporate Governance Committee, $10,000 per year for serving as Lead Director and $10,000 per year for serving as a member of the Executive Committee. All of such fees are payable in cash quarterly. Mr. Griswold did not receive compensation for service on the Executive Committee in 2007. Messrs. Wm. Polk Carey, Francis J. Carey, DuGan and Stoddard, who are officers or employees of W. P. Carey & Co. LLC or its subsidiaries, are also Directors and are not paid any Director fees. Certain members of the Board are also members of the Investment Committee of Carey Asset Management. Messrs. Bond, Coolidge, Klein and von Köller are members of the Investment Committee and each receives a cash fee of $1,500 per Investment Committee meeting attended. Mr. Coolidge receives an additional $20,000 per year cash fee for serving as Chairman of the Investment Committee and during 2007 he received an advance cash payment of $5,000 for the first quarter of 2008. Messrs. Bond, Klein, von Köller and Winssinger are also members of the Board of Directors of W. P. Carey International LLC, a subsidiary of the Company that structures net lease transactions on behalf of the CPA® REITs outside of the United States, for which Board service they receive $10,000 in annual fees, payable in cash quarterly. They each received advance cash payments for the first quarter of 2008 of $2,500 during 2007. Mr. Winssinger has been a member of the Board of Directors of Carey Storage Asset Management, a self-storage subsidiary of the Company, since 2006. He receives $25,000 per year for such Board service payable in cash monthly, and in 2007 additionally received payment for work performed at the end of 2006. Additionally, the Non-Employee Directors’ Incentive Plan authorizes the issuance of up to 300,000 shares.

DIRECTOR COMPENSATION TABLE — FISCAL 2007

	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Name	($)	($)	($)	($)

Trevor P. Bond	54,750	67,635	2,685	125,070
Nathaniel S. Coolidge	81,000	32,281	21	113,302
Eberhard Faber, IV	67,500	32,281		99,781
Benjamin H. Griswold, IV	56,250	69,843	3,309	129,402
Lawrence R. Klein	71,000	32,281		103,281
Robert E. Mittelstaedt, Jr.	23,750	56,336	783	80,869
Charles E. Parente	60,833	32,281	2,651	95,766
Karsten von Köller	60,750	32,281	21	93,052
Reginald Winssinger	73,750	32,281		106,031

Total	549,583	387,500	9,470	946,554

(1)	Amounts in these columns reflect the expense recognized for financial statement reporting purposes for the indicated fiscal year, in accordance with SFAS 123R, with respect to awards of options and time-based restricted shares of W. P. Carey & Co. LLC stock, which may include awards made during the indicated year or earlier; however, the estimate of forfeitures related to service-based vesting conditions is disregarded for purposes of this valuation. Awards of restricted stock during 2007 were all made pursuant to the Non-Employee Directors’ Incentive Plan. Other than options granted to Messrs. Bond, Griswold, and Mittelstaedt in 2007, there were no options awards, non-equity incentive compensation or nonqualified deferred compensation granted to the Directors during the year. The assumptions on which this valuation is based are set forth in Note 14 to the audited financial statements included in W. P. Carey & Co. LLC’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.

The following table reflects Director stock and option awards as of December 31, 2007.

	Total Stock	Total Option
	Awards	Awards	Total Option
	Unvested	Unvested	Awards Vested
Trevor P. Bond	1,992	4,000	0
Nathaniel S. Coolidge	2,104	0	4,000
Eberhard Faber, IV	2,181	0	4,000
Benjamin H. Griswold, IV	2,256	4,000	0
Lawrence R. Klein	2,181	0	0
Robert E. Mittelstaedt, Jr	1,752	4,000	0
Charles E. Parente	2,247	2,667	1,333
Karsten von Köller	2,181	0	4,000
Reginald Winssinger	2,181	0	0

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares as of the April 18, 2008 Record Date by each of W. P. Carey & Co. LLC’s nominees for election as Directors, the Chief Executive Officer and the named executive officers listed in the Summary Compensation Table (“NEO”). Fractional shares are rounded to the nearest full share. The business address of the individuals listed is 50 Rockefeller Plaza, New York, NY 10020. Mr. Wm. Polk Carey beneficially owns 30.57%, Mr. Gordon F. DuGan beneficially owns 1.75% and Mr. Francis J. Carey beneficially owns 1.26%, respectively, of the shares of W. P. Carey & Co.

LLC. No other Director or Officer beneficially owns more than 1% of the shares of W. P. Carey & Co. LLC. The Directors and all Executive Officers as a group (including any current Executive Officers not named in the Summary Compensation Table) beneficially own approximately 35.25% of the shares. Except as noted below, none of the shares has been pledged as collateral.

	Amount of Shares
Name of Beneficial Owner	Beneficially Owned(1)	Percentage of Class

Wm. Polk Carey(2)(3)	12,110,331	30.57%
Gordon F. DuGan(2)(4)	691,817	1.75%
Francis J. Carey(2)(5)	500,071	1.26%
Trevor P. Bond(6)	4,322	*
Nathaniel S. Coolidge	4,322	*
Mark J. DeCesaris(2)(7)	52,869	*
Eberhard Faber, IV(8)	26,809	*
Benjamin H. Griswold, IV(6)	3,589	*
Dr. Lawrence R. Klein	2,599	*
Edward V. LaPuma(9)(10)	143,371	*
Robert E. Mittelstaedt	1,752	*
Charles E. Parente(6)	19,199	*
Reginald Winssinger	22,821	*
Dr. Karsten von Köller(11)	10,359	*
Thomas E. Zacharias(2)(9)(12)	182,888	*
All Directors and Executive Officers as a Group (17 individuals)(13)	13,965,247	35.25%

*	Less than 1%

(1)	Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of which they are identified as being the beneficial owners.

(2)	The amounts shown include 869 shares which the listed Executive Officer or Director has the right to acquire within 60 days under the Company’s employee stock purchase plan, assuming each individual purchased the maximum number of shares he or she is eligible to purchase and assuming a per-share purchase price of $28.74 (based on 85% of the price of the Company’s stock on the first day of trading under the semi-annual purchase period).

(3)	The amount shown includes 7,170,012 shares held by W. P. Carey & Co., Inc. and 85,671 shares held by Carey Asset Management, of both of which Mr. Wm. Polk Carey is deemed to be the beneficial owner. This amount also includes 334,088 shares which Mr. Carey has the right to acquire through the exercise of stock options within 60 days under the 1997 Listed Share Incentive Plan and the PEP Plan. The amount shown also includes 345,930 shares which Mr. Carey has the right to acquire through the exercise of warrants held by W. P. Carey & Co., Inc. of which Mr. Wm. Polk Carey is deemed the beneficial owner.

(4)	The amount shown includes 101,269 shares which Mr. DuGan has the right to acquire through the exercise of stock options within 60 days under the 1997 Listed Share Incentive Plan and the PEP Plan.

(5)	The amount shown includes 220,863 shares that have been pledged.

(6)	The amount shown includes 1,333 shares this Director has the right to acquire through the exercise of stock options within 60 days under the Non-employee Director Plan.

(7)	The amount shown includes 31,250 shares which Mr. DeCesaris has the right to acquire through the exercise of stock options within 60 days under the 1997 Listed Share Incentive Plan.

(8)	The amount shown includes 4,675 shares held by the Faber Family Trust, of which Mr. Faber is a trustee and a beneficiary. It does not include 1,590 shares held by the Faber Foundation.

(9)	The amount shown includes 1,000 shares which the listed Executive Officer or Director has the right to acquire through the exercise of warrants within 60 days.

(10)	The amount shown includes 61,634 shares which Mr. LaPuma has the right to acquire through the exercise of stock options within 60 days under the 1997 Listed Share Incentive Plan and the PEP Plan.

(11)	The amount shown includes 4,000 shares which Dr. von Köller has the right to acquire through the exercise of stock options within 60 days under the Non-employee Director Plan.

(12)	The amount shown includes 138,500 shares which Mr. Zacharias has the right to acquire through the exercise of stock options within 60 days under the 1997 Listed Share Incentive Plan.

(13)	The amount shown includes 46,025 shares for two Executive Officers, of which 17,196 shares have been pledged by one Executive Officer.

EQUITY COMPENSATION PLAN INFORMATION*

	Number of Securities
	to be Issued		Weighted-Average	Number of Securities
	Upon Exercise of		Exercise Price of	Remaining Available for
	Outstanding Options,		Outstanding Options,	Future Issuance Under
Plan Category	Warrants and Rights		Warrants and Rights	Equity Compensation Plans

Equity compensation plans approved by security holders	3,260,830	(1)	$21.92	1,026,953
Equity compensation plans not approved by security holders	—		—	269,750	(2)

* As of December 31, 2007

(1)	Includes warrants to acquire 725,930 shares of the Company’s stock, that were acquired by W. P. Carey & Co., Inc. in connection with the consolidation of certain CPA® REITs with the predecessor of the Company in 1998. These warrants are exercisable at $23 per share until January 2009.

(2)	Consists of shares issuable under the Company’s employee share purchase plan. Eligible employees may purchase shares semi-annually with up to a maximum of 10% of eligible compensation (or $25,000 if less). The purchase price is 85% of the lower of the market price of the Company’s stock on the first and last day of each semi-annual purchase period. The terms of the employee share purchase plan do not limit the aggregate number of shares subject to purchase during any one purchase period.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Company’s compensation philosophy and its processes for compensating Executive Officers are supervised by the Compensation Committee of the Board of Directors. This Committee currently consists of four Directors, each of whom is independent within the meaning of the New York Stock Exchange listing standards. The Compensation Committee’s responsibilities include setting the Company’s executive compensation principles and objectives, setting the compensation of Executive Officers and monitoring the Company’s general compensation programs.

Its functions include the following:

•	Annually, evaluate the Chief Executive Officer’s performance and approve the Chief Executive Officer’s compensation level based on that evaluation.

•	Annually, review the performance and approve the compensation of Executive Officers in addition to the Chief Executive Officer.

•	Review and make recommendations to the Board with respect to incentive compensation plans and equity-based compensation plans.

•	Administer all equity-based plans.

•	Retain a compensation consulting firm, on the Compensation Committee’s sole authority, that reports directly to the Committee.

The Compensation Committee relies on input both from management and from its independent compensation consultant to assist the Committee in making its determinations. In addition, the Chairman of the Company, while a member of management, also (as the Company’s largest shareholder) provides a shareholder’s perspective to the Committee. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for Executive Officers from these sources, the Compensation Committee retains the authority to make final decisions both as to the types of compensation and compensation levels for these executives.

Principles.  The Company’s overall objective is to maintain a compensation system that fosters the short-term and long-term goals of the Company and its shareholders. Central to achieving these goals is the motivation of the Company’s senior leadership group to achieve a high level of financial performance. Nurturing a management team that works co-operatively to meet the challenges of a constantly-changing environment is an important part of the value system of the Company, as is its insistence on observance of the highest ethical standards. The Company’s compensation system incorporates both quantitative and qualitative judgments, in order to encourage not only achievement of outstanding financial performance, but maintenance of consistent standards of teamwork, creativity, good judgment and integrity. Historically, the Compensation Committee has not relied on rigid formulae but rather sought to exercise its best judgment in taking into account the many aspects of performance that make up an individual’s contribution to the Company’s success. Additionally, while the Compensation Committee has taken into account independent survey data as a market reference, it has not sought to set compensation levels or targets at any particular quartile or other reference level based on this data. Thus, the Committee reviews a broad range of information on financial performance. The Committee also reviews information on the performance of and contributions made by individual Executive Officers and in this latter regard, places substantial reliance on information received from, and the judgment of, the Chairman and the CEO in evaluating the performance and setting the compensation levels of Executive Officers who report to them.

The Company’s compensation philosophy has been influenced by the fact that incentive compensation paid to investment officers is in the form of commission income, which is based on a percentage of revenues earned from structuring new investments for its managed funds. While only one of the NEOs is also an investment officer, such payments are a significant component of senior officer compensation overall, and are variable and directly linked to achievement of one of the Company’s significant quantitative objectives. Additionally, the Company’s revenue and net income may fluctuate significantly year-to-year as a result of certain events, such as liquidity events of funds managed by the Company and receipt of deferred performance revenue from a managed fund upon attainment of performance targets, that are a recurring element of the Company’s business but that may only occur every few years. Therefore, the Compensation Committee has historically taken the view that it should review the Company’s performance as a whole, as well as qualitative aspects of the performance of those Executive Officers who are not investment officers, rather than linking their variable compensation explicitly to one or a small number of performance measurements.

In January 2007, the Compensation Committee engaged Watson Wyatt Worldwide to assist it in a complete review of the Company’s executive compensation practices and processes. That review was intended, among other things, to assist the Compensation Committee in determining what if any changes to make in the Company’s overall compensation philosophy, as well as its practices and processes. While that review is continuing, an initial result of the review was that the Committee identified a need for, and has adopted, a long-term incentive program, that is effective for 2008 and thereafter, and which will link a portion of equity incentive compensation to specific pre-set goals.

Practices.  The Company uses base salary, annual bonuses, and stock-based awards, as well as a range of benefit plans, as tools to help achieve its compensation objectives. The Company’s approach to the mix of compensation among these elements tends to favor variable annual bonus awards over fixed base salary, while also including stock-based awards and deferred compensation to help promote a long-term perspective and align management’s interest with that of shareholders of the Company and of its managed funds. Historically the Company has tended to favor variable over fixed compensation, and it continues to do so.

Base Salary

Considerations.  The objective of base salary is to reflect job responsibilities and set a minimum baseline for compensation. In most cases, base salaries for Executive Officers are viewed as a significantly less important component of their overall compensation than variable elements of compensation. In setting salary levels, the Committee may consider such factors as:

•	the nature and responsibility of the position;

•	the expertise of the individual executive;

•	changes in the cost of living;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of the Chairman and of the Chief Executive Officer with respect to Executive Officers who report to them.

Salary levels for Executive Officers joining the Company are typically set initially by negotiation between the prospective employee and management. Salary levels are subject to periodic review by the Committee and comparison with competitive norms by the Committee’s independent consultants, but such reviews do not necessarily take place on an annual basis. Prior to 2007, the last such review took place in December 2005. During 2007, the Committee asked Watson Wyatt to undertake a review of base salaries and annual incentives on a Company-wide basis. While the Committee may consider salary increases in individual circumstances, it currently does not expect to adjust salaries on a broader basis until after it has completed a review of recommendations from Watson Wyatt encompassing the mix of base salary, annual bonus and, in the case of senior officers, long-term incentives.

Year 2007.  For the reasons discussed above, management did not recommend, and the Committee did not consider, any adjustments to salaries for the NEOs in 2007.

Cash Incentives

Considerations.  Annual cash bonuses are intended to incent and reward performance, both by the Company as a whole and by the individual Executive Officer. Historically, annual cash incentive payments to Executive Officers have been determined after the close of the Company’s fiscal year in the Compensation Committee’s discretion. In reviewing discretionary cash awards to Executive Officers, the Compensation Committee begins with a review of the Company’s performance as compared with prior years, specifically noting such measurements as revenues, net income, earnings per share, funds from operations (FFO), cash flow from operations, investment volume, assets under management and volume of funds raised and also noting any factors that may affect year-to-year comparisons, such as liquidity events for the Company’s managed funds and receipt of deferred performance revenue from a managed fund upon attainment of performance targets, which occur only every few years, and other non-recurring items. The Compensation Committee also reviews internal financial and other goals that are set by management at the beginning of each year, although it has not conditioned any portion of the annual incentive on achievement of one or more specific goals, and in practice has placed its emphasis on year-to-year comparisons of financial performance rather than on achievement of pre-set targets or goals. The Compensation Committee also reviews such additional factors as progress toward achieving non-financial goals and long-term objectives, unforeseen changes in the Company’s operating environment during the year and the Company’s performance over a multi-year period.

The Compensation Committee then reviews individual performance factors, which include consideration of performance in light of the nature, scope and level of the individual’s responsibilities and of any special responsibilities undertaken during the year. This review includes self-evaluations, as well as assessments by the CEO of the performance of Executive Officers reporting to him, and assessments by the Chairman of the performance of the CEO and other Executive Officers. The CEO, after consultation with the Chairman, recommends incentives for each of the Executive Officers reporting to them while the Committee separately considers the Chairman’s and the CEO’s incentives. The Compensation Committee also reviews prior years’ cash awards. The Compensation Committee uses this information, as well as its own observations throughout the year, to make discretionary judgments about the individual’s contributions to the Company’s overall performance. As part of this process, it evaluates the executive’s leadership, teamwork and commitment to the values of the organization. These judgments, and the Chairman’s and CEO’s recommendations, are then discussed among the members of the Committee to arrive at preliminary bonus recommendations for the chairman, CEO and other Executive Officers. The Committee then consults with its independent compensation consultant to determine how the proposed payments compare, both on a stand-alone basis and taken together with total compensation for the year, with peer group levels of incentive and total compensation, before making a final determination as to bonus awards for the Chairman, the CEO and the other Executive Officers.

As noted above, compensation for investment officers, including Mr. LaPuma, has been calculated in a different manner. For 2007 and prior years, investment officers in the international department have received a commission equal to a percentage of the Company’s revenues earned from structuring new investments for the Company’s managed funds, which is paid to the international investment officers involved in each transaction at the time the investment is made. This percentage may be adjusted up or down, and is allocated among the officers involved in the transaction, as determined by the CEO based on the recommendation of the department head (Mr. LaPuma). A further percentage of these individual transaction revenues has then been set aside as a bonus pool, and divided at the end of the year among the investment officers as recommended by the department head and approved by the CEO and the Chairman. Mr. LaPuma’s commission compensation for 2007 and prior years was determined in this matter.

Year 2007.  As discussed above, the Committee’s determination of bonus payments to Named Executive Officers for 2007 (other than Mr. LaPuma) involved an evaluation of the Company’s performance and of the individual executive’s performance of his managerial responsibilities.

Management first reviewed with the Compensation Committee the Company’s preliminary financial results for 2007 as compared with 2006, both on an absolute basis and as adjusted for the reserve taken in 2007 in connection with an agreement in principle to settle matters relating to a previously disclosed U.S. Securities and Exchange Commission investigation. It also reviewed supplemental performance metrics, including adjusted cash flow from operations, which is intended to adjust for the effects of certain events that occur irregularly such as (i) the effect of the merger of CPA®:12 and CPA®:14 during 2006, and (ii) the effects of the recognition in 2007 of previously deferred performance revenues relating to CPA®:16 – Global’s achievement of its hurdle rate.

In reviewing financial results for 2007, the Committee in particular considered the following: Total revenues net of reimbursed expenses for 2007 were $249.3 million, compared to $203.9 million for 2006, an increase of 22%.

Net income for 2007, excluding the reserve taken for the U.S. Securities and Exchange Commission matter, increased 16% to $100.3 million, as compared to $86.3 million in 2006. The impact of the reserve on net income was $21 million. Diluted earnings per share (EPS) for 2007 was $2.05. Diluted EPS for 2007, excluding the reserve taken for the SEC matter, increased 16% to $2.58, as compared to $2.22 for 2006. Cash flows from operating activities for 2007 decreased to $47.5 million, as compared to $119.9 million for 2006 due primarily to the impact of the CPA®:12/14 merger where in 2006 the Company recognized $46 million in revenues received in cash but paid approximately $21 million in taxes related to those revenues in 2007. In 2007, the Company structured 22 investments on behalf of the CPA® REITs totaling approximately $1.1 billion, as compared to $720 million in 2006. The assets of the CPA® REITs, were valued at approximately $8.4 billion on December 31, 2007 – a 15% increase as compared to December 31, 2006.

The Committee also considered the following supplemental metrics: FFO for 2007 was $133.3 million, or $3.34 per diluted share. FFO for 2007, excluding the reserve for the U.S. Securities and Exchange Commission matter, increased 27% to $163.2 million, or $4.09 per diluted share, as compared to $128.5 million, or $3.29 per diluted share for 2006. Net Earnings before interest, taxes, depreciation and amortization (EBITDA) for 2007 was $91.1 million, or $2.29 per diluted share. For 2007, EBITDA from the Company’s investment management segment, excluding the reserve taken for the SEC matter, increased 15% to $121.1 million, or $3.04 per diluted share, from $105.7 million, or $2.70 per diluted share for 2006. For 2007, FFO from the Company’s real estate ownership segment increased 10% to $64.1 million, or $1.61 per diluted share, from $58.5 million, or $1.50 per diluted share during 2006. For the year ended December 31, 2007, adjusted cash flow from operations totaled $84.2 million, as compared to $70.2 million for 2006.

In reviewing these results, the Committee did not put primary emphasis on any single metric but rather reviewed the overall results to arrive at a viewpoint on how financial performance compared with prior years and what effect this should have on annual bonus levels. In making this determination, the Committee noted that the Company’s performance for 2007 was strong across a broad spectrum of financial metrics, having achieved record revenues and investment volume, and that after exclusion of the reserve taken for the U.S. Securities and Exchange Commission matter (which related primarily to events during the period 2000-2003), net income and FFO had also increased over 2006. It further noted that this increase was even more pronounced when the effects of the CPA®:12/14 merger in 2006 and of the recognition in 2007 of previously deferred revenues were allocated to the periods over which they were earned, as reflected in the 20% increase in adjusted cash flow from operations for 2007 as compared to 2006.

After considering the results, the Committee then reviewed the recommendations of the CEO and Chairman with respect to the compensation of each of the NEOs other than themselves. Initially, the CEO recommended that a 10% increase in bonus over the prior year for the NEOs was appropriate based on the Company’s overall increase in financial performance, as discussed above. These recommendations were accompanied by an evaluation of individual performance of each of these NEOs. The Committee concluded that each of the NEOs, including the Chairman and CEO, had performed their individual job responsibilities well and had made a significant contribution, working together, to the Company’s overall performance.

The Committee agreed that an overall bonus increase of 10% was appropriate based on the Company’s performance, and that some individual adjustments should be made to recognize the strong individual performances of the NEOs. This resulted in individual increases in the range of 11-14% as compared with the prior year bonuses.

Before reaching a final determination, the Compensation Committee asked Watson Wyatt to review the preliminary incentive proposals to determine how the proposed cash compensation and total compensation for individual Executive Officers compared to peer group data. Watson Wyatt as part of this process utilized a competitive market comparison group of 15 companies with whom the Company’s compensation practices were compared.

Companies used for the Company’s peer group were determined pursuant to the following factors:

•	Companies operating in the property acquisition, development, management leasing or REIT industries;

•	Companies with a strategic focus on commercial and industrial properties;

•	Revenues approximately 1/2 to 2 times those of the Company;

•	Net investment in real estate approximately 1/2 to 3 times that of the Company;

•	Market capitalization approximately 1/2 to 3 times that of the Company;

•	Historical status as a peer company from a prior study; and

•	Availability of public data.

Revenues, investments and market capitalization of the Company was computed inclusive of such data for its affiliated CPA® REIT funds, for which the Company provides management services, including day-to-day management and responsibility for property acquisitions, refinancings and sales. The peer group Watson Wyatt ultimately selected consisted of the following companies: AMB Property Corporation; American Financial Realty Trust; Brandywine Realty Trust; Developers Diversified Realty; Duke Realty Corporation; iStar Financial Inc.; Kimco Realty Corporation; Lexington Realty Trust; Liberty Property Trust; Mack-Cali Realty Corporation; New Plan Excel Realty Trust; Prologis; Realty Income Corporation; SL Green Realty Corporation; and Weingarten Realty Investors. This peer group was initially established for 2007. After the close of 2007, Watson Wyatt reviewed the peer group and recommended no changes.

Based on its analysis, Watson Wyatt informed the Committee that overall cash compensation for the NEOs fell within competitive norms, near the upper end of the range, but total direct compensation delivered for 2007 to the NEOs was below competitive norms when factoring in equity-based compensation. In light of this finding, the Committee’s initial recommendations were made final without change.

Stock-Based Awards

Considerations.  The objective of stock-based awards is to align compensation for officers over a multi-year period with interests of shareholders of the Company by motivating and rewarding creation and preservation of long-term shareholder value.

Through 2007, the Company’s long-term incentive compensation generally took the form of a mix of restricted stock grants and option awards. These two vehicles reward shareholder value creation in slightly different ways. Stock options (which have exercise prices equal to the closing New York Stock Exchange price at the date of grant) reward officers only if the stock price increases. Restricted stock rewards officers upon issuance, but thereafter is affected by all stock price changes, so the value to NEOs is affected by both increases and decreases in stock price. In addition, holders of restricted stock receive dividends on all such stock held by them prior to vesting. Restricted stock generally has scheduled vesting dates on or about the first through fourth anniversary of the grant date. On each of those dates, 25% of the total award is scheduled to vest, contingent upon the NEO’s continued employment with the Company. Stock options for Executive Officers are granted with exercise prices of not less than fair market value of the Company’s stock on the date of grant and currently vest ratably over four years, based on continued employment. (The Company has in the past used different vesting periods for options. See the Outstanding Equity Awards at Fiscal Year End 2007 table.) During 2007, the Compensation Committee adopted the current vesting schedule which it believes to be more in line with competitive practices, and, after consultation with Watson Wyatt, determined that unvested options granted from November 2002 to May 2006 that did not begin vesting until the fifth anniversary of grant, or later, should be amended to vest in four equal installments beginning in 2008. In the Committee’s view, the prior lengthy vesting schedule created an inequity between employees whose options were granted at different times and the revised vesting schedules better served the incentive purpose of the options. Under the Company’s current policy, the exercise price of options granted to senior officers is generally set at the date the Compensation Committee acts (in the case of routine hiring or promotion grants to more junior officers, the grant date and exercise price are generally the next occurring mid-point of a fiscal quarter). The Committee does not time, and has not timed, grants based on the release of material non-public information.

In past years, the Compensation Committee has periodically reviewed market compensation data regarding the levels of stock-based compensation awards to executives in comparable positions, but has not made annual grants as a matter of course. The Compensation Committee has made individual grants in lieu of or in addition to cash compensation, as incentives for achievement of long-term strategic goals, in recognition of special achievements, or in other special circumstances such as the hiring or promotion of an executive. In general, awards were made at hiring and on promotion, and otherwise were not evaluated on a fixed schedule. In addition, the Company has also issued options as a part of its deferred compensation plans. Officers participating in the PEP Plans (which are described below) received a grant of options under the Company’s stock incentive plan intended to have a current value equal to 10% of their investment in the PEP Plans. These grants are made on June 30 and December 31 of each year, based on the closing price of the Company’s stock on that date, vest in equal installments on the fifth through ninth anniversaries of their grant, are exercisable until the tenth anniversary of their grant, and are non-forfeitable. In general, the Company relied more heavily on annual cash incentives rather than on stock incentives and as a result stock incentive awards, in the view of Watson Wyatt as reported to the Committee in early 2007, significantly lagged the market and were out of alignment with the goals these awards were designed to achieve. Therefore, during 2007 the Committee asked Watson Wyatt to assist it in developing a long-term incentive plan that would provide better alignment with the Company’s long-term goals. Based on Watson Wyatt’s recommendations, the Committee in 2007 adopted a long-term incentive program, effective for 2008 and subsequent years.

Year 2007.  In 2007, in light of the review undertaken of long-term incentives and the consideration of a long-term incentive plan for future years, the Company did not make any stock-based awards to the NEOs, other than options issued in connection with the 2005 PEP, as described above.

Other Compensation and Benefits

Deferred Compensation Plans.  In light of its adoption of a long-term incentive program effective 2008, the Committee terminated further contributions by executives to the 2005 Partnership Equity Unit Plan, or 2005 PEP. Amounts previously contributed continue to be held and administered under the 2005 PEP and its predecessor, the 2003 PEP, which are collectively referred to as the PEP Plans.

The purpose of the PEP Plans was to align the interests of the Company’s highly-compensated officers with the interests of investors in its managed funds, in a tax-advantaged manner, through the use of phantom equity in those funds. In the Committee’s view, the long-term incentive plan adopted in 2007, which is based on equity incentives in the company and will in part be tied to achievement of the Company’s specific long-term financial goals, will provide a stronger alignment with the interests of the Company shareholders. Accordingly, the Committee, after discussion with Watson Wyatt, determined to replace the PEP Plans with the long-term incentive plan. Awards under the long-term incentive program may be deferred if approved by the Committee. The Committee is currently evaluating whether and on what basis to permit such deferral.

Benefits and Perquisites.  Also, although not an aspect of cash or incentive compensation, the Company seeks to attract and retain executives by providing a variety of benefit plans and programs, including a profit-sharing plan and a 401(k) plan (both of which are open to all eligible employees), and an employee stock purchase plan under which all eligible employees may purchase certain amounts of Company stock at a discount of 15% of the market price at the beginning of each semi-annual purchase period, as well as by providing perquisites. The Company does not maintain any defined-benefit plans. All of these benefits and most of these perquisites are available to all employees. Certain perquisites, as described in the summary compensation table, are available to a more limited group of officers that includes the NEOs. These latter perquisites are not deemed by the Company to constitute a material element of compensation.

Employment Agreements

The Company may from time to time enter into employment contracts when it deems it to be advantageous in order to attract or retain certain individuals. Currently, of the NEOs, only Mr. LaPuma has such an agreement.

Other Considerations

The Company has been advised by counsel that it is not subject to Section 162(m) of the Internal Revenue Code. The Company does not have any equity or other security ownership requirements or guidelines.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

COMPENSATION COMMITTEE

Benjamin H. Griswold, IV, Chairman
Trevor P. Bond
Charles E. Parente
Reginald Winssinger

SUMMARY COMPENSATION TABLE — FISCAL 2007 and 2006

All management functions of W. P. Carey & Co. LLC are provided by its wholly-owed subsidiaries, Carey Asset Management and Carey Management Services. All policy-making functions are carried out by Executive Officers of Carey Asset Management or Carey Management Services, who generally hold the same titles as officers of W. P. Carey & Co. LLC. The following table summarizes the compensation of our NEOs for the fiscal year ended December 31, 2007. Our NEOs are our Chief Executive Officer, Acting Chief Financial Officer and the three other most highly compensated Executive Officers as determined by their total compensation in the table below in accordance with SEC Rules.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary(1)	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Wm. Polk Carey, Chairman	2007	300,000	1,000,000		30,136	49,254	102,844	1,482,234
	2006	300,000	900,000		7,935		94,202	1,302,137
Gordon F. DuGan, CEO	2007	600,000	1,120,000		80,501	62,280	160,171	2,022,952
	2006	600,000	1,000,000		52,208		132,731	1,784,939
Mark J. DeCesaris,	2007	250,000	625,000	75,533	44,889		76,187	1,079,492
Acting CFO	2006	250,000	550,000	68,621	22,901	7,884	69,030	960,552
Edward V. LaPuma,	2007	300,000		49,680	110,784	1,392,377	2,046,530	3,899,370
Managing Director	2006	300,000		113,554	74,636	877,065	1,459,942	2,825,197
Thomas E. Zacharias, COO	2007	350,000	950,000		94,244	19,077	119,059	1,532,380
	2006	350,000	850,000		67,190		101,504	1,368,694

(1)	The amounts in the Bonus column represent bonuses paid in February 2008 for performance in 2007. Certain amounts of salary and bonus payments reported in this table have been deferred under W. P. Carey & Co. LLC’s 2005 Partnership Equity Unit Plan, or 2005 PEP. Further deferrals under the 2005 PEP were terminated effective December 31, 2007. See Non-Qualified Deferred Compensation Table.

(2)	The amounts in the Stock Awards and Option Awards columns reflect the expense recognized for financial statement reporting purposes for the indicated fiscal year, in accordance with SFAS 123R (excluding risk of forfeiture), with respect to awards of time-based restricted shares and options to acquire W. P. Carey & Co. LLC stock, which may include awards made during the indicated year or earlier. For Mr. LaPuma, the amounts in these columns also include awards of time-based restricted interests and options to acquire interests in W. P. Carey International LLC (“WPCI”). For details of the individual grants of restricted shares and options during 2007, please see the Grants of Plan-Based Awards table below. There were no forfeitures of W. P. Carey & Co. LLC restricted shares or options by any of the NEOs during 2007. The assumptions on which these valuations are based are set forth in Notes 2 and 14 to the consolidated financial statements included in W. P. Carey & Co. LLC’s annual report on Form 10-K for the year ended December 31, 2007 filed with the U. S. Securities and Exchange Commission.

(3)	The amounts shown in 2007 for Messrs. Carey, DuGan, DeCesaris and Zacharias represent previously deferred interest, computed at a 6% rate, that was paid in June 2007 with respect to cumulative bonus amounts deferred by the NEOs, and also include interest on cumulative commission and commission bonus amounts deferred by Mr. La Puma, from 2004 through 2006. Payment of such bonus and commission amounts, together with accrued interest, had been deferred until CPA®:16 – Global met its performance criterion, as defined in its advisory agreement. Such cumulative amounts deferred were $665,000 for Mr. Carey, $811,817 for Mr. DuGan, $225,000 for Mr. DeCesaris, $435,000 for Mr. Zacharias and $1,004,424, inclusive of cumulative commission bonus ($581,686) and commission ($422,738) amounts, for Mr. LaPuma. Deferred bonus amounts for 2006 are included in the Bonus column for that year and deferred bonus amounts for previous years were also reported within the Bonus column for 2005 and 2004 for individuals who were NEOs in those years. Deferred commission amounts for 2006 for Mr. LaPuma are included in the All Other Compensation column and deferred commission bonus amounts are included in this column. Mr. LaPuma also received a bonus payment of $1,322,873 for 2007, which is included in this column. The basis of payments made to Mr. LaPuma is described in the Compensation Discussion and Analysis.

(4)	The All Other Compensation column includes, in addition to the perquisites and personal benefits described below, the following amounts for 2007: compensation related to Company contributions on behalf of the NEOs to the Company sponsored profit sharing plan ($38,451 for each NEO), dividends on unvested restricted common stock ($25,541 for Mr. Zacharias and $18,105 for Mr. DeCesaris); and, for Mr. LaPuma, commission compensation earned in connection with structuring net lease transactions ($1,607,247), a capital distribution from WPCI for personal tax liability ($154,379), and payment by the Company of life insurance premiums ($15,000). Perquisites and personal benefits for each NEO include: automobile use (depreciation) and related expenses attributable to personal use, and club dues attributable to personal use.

GRANTS OF PLAN-BASED AWARDS — FISCAL 2007

The following table provides information on stock options granted to each of our NEOs in 2007. There were no restricted stock awards to our NEOs in 2007. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized by the NEOs.

		All Other
		Option
		Awards:
		Number of	Exercise or Base	Grant Date Fair
		Securities	Price of Option	Value of
		Underlying Options(1)	Awards	Option Awards(2)
Name	Grant Date	(#)	($/SH)	($)

Wm. Polk Carey	06/30/07	8,328	31.45	26,891
	12/31/07	1,220	33.20	3,245
Gordon F. DuGan	06/30/07	12,335	31.45	39,830
	12/31/07	2,440	33.20	6,490
Mark J. DeCesaris	06/30/07	2,876	31.45	9,287
	12/31/07	1,017	33.20	2,705
Edward V. LaPuma	06/30/07	15,788	31.45	50,979
	12/31/07	13,478	33.20	35,851
Thomas E. Zacharias	06/30/07	6,482	31.45	20,930
	12/31/07	1,423	33.20	3,785

(1)	The All Other Option Awards column represents the number of options granted under the 2005 PEP, which vest in equal annual installments on the fifth through ninth anniversaries of the grant date and expire 10 years from the grant date. These awards are non-forfeitable. The exercise price for all stock option grants presented in this table is the closing price of W. P. Carey & Co. LLC common stock on the New York Stock Exchange on the grant date.

(2)	Amounts in the Grant Date Fair Value column represent the market value of awards granted in 2007, calculated in accordance with SFAS 123R (excluding risk of forfeiture). For additional information on the valuation assumptions, refer to Notes 2 and 14 to the consolidated financial statements included in W. P. Carey & Co. LLC’s annual report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission. These amounts reflect W. P. Carey & Co. LLC’s accounting expense and do not necessarily correspond to the actual value that will be recognized by the NEOs.

OUTSTANDING EQUITY AWARDS — FISCAL 2007

The following table shows the number of shares covered by exercisable and unexercisable options held by our NEOs on December 31, 2007.

	Option Awards(1)							Stock Awards(1)
									Market
									Value of
			Number of	Number of				Number of	Shares or
			Securities	Securities				Shares or	Units of
			Underlying	Underlying				Units of Stock	Stock that
			Unexercised	Unexercised		Option Exercise	Option	that have	have not
			Options	Options		Price	Expiration	not Vested	Vested
Name	Grant Date		(#) Exercisable	(#) Unexercisable		($)	Date	(#)	($)

Wm. Polk Carey	01/02/01		150,000			18.26	01/02/11
	04/01/02		182,725			23.00	03/31/12
	12/31/02		1,363	5,455		24.75	12/31/12
	06/30/04			7,933		29.78	06/30/14
	12/31/04			230		35.16	12/31/14
	06/30/05			6,501		29.28	06/30/15
	12/31/05			266		25.36	12/31/15
	06/30/06			3,786		25.32	06/30/16
	12/31/06			224		30.07	12/31/16
	06/30/07			8,328		31.45	06/30/17
	12/31/07			1,220		33.20	12/31/17
Gordon F. DuGan	04/01/02		75,000			23.00	03/31/12
	12/31/02		1,269	5,080		24.75	12/31/12
	12/31/03			1,106		30.52	12/31/13
	02/15/04			100,000		29.70	02/15/14
	03/17/03			1,000	(2)	23.00	01/01/09
	06/30/04			9,279		29.78	06/30/14
	12/31/04			1,701		35.16	12/31/14
	06/30/05			13,026		29.28	06/30/15
	12/31/05			2,252		25.36	12/31/15
	06/30/06			6,781		25.32	06/30/16
	12/31/06			1,796		30.07	12/31/16
	06/30/07			12,335		31.45	06/30/17
	12/31/07			2,440		33.20	12/31/17
Mark J. DeCesaris	02/15/06			25,000		26.19	02/15/16	9,000	298,800
	05/15/06		12,500	37,500		26.99	05/15/16
	06/30/07			2,876		31.45	06/30/17
	12/31/07			1,107		33.20	12/31/17
Edward V. LaPuma	06/28/00		25,000			16.25	06/28/10
	04/01/02		36,000			23.00	03/31/12
	12/31/02		634	2,537		24.75	12/31/12
	03/17/03			1,000	(2)	23.00	01/01/09
	06/30/03	(3)	1,000,000	0		1.00	06/30/13
	06/30/03			1,691		29.94	06/30/13
	12/31/03			6,104		30.52	12/31/13
	06/30/04			4,323		29.78	06/30/14
	12/31/04			2,860		35.16	12/31/14
	06/30/05			11,449		29.28	06/30/15
	12/31/05			4,578		25.36	12/31/15
	06/30/06			5,065		25.32	06/30/16
	12/31/06			3,689		30.07	12/31/16
	06/30/07			15,788		31.45	06/30/17
	12/31/07			13,478		33.20	12/31/17

	Option Awards(1)						Stock Awards(1)
								Market
								Value of
		Number of	Number of				Number of	Shares or
		Securities	Securities				Shares or	Units of
		Underlying	Underlying				Units of Stock	Stock that
		Unexercised	Unexercised		Option Exercise	Option	that have	have not
		Options	Options		Price	Expiration	not Vested	Vested
Name	Grant Date	(#) Exercisable	(#) Unexercisable		($)	Date	(#)	($)

Thomas E. Zacharias	04/01/02	75,000			23.00	03/31/12
	03/17/03		1,000	(2)	23.00	01/01/09
	12/31/03		221		30.52	12/31/13
	02/15/04		50,000		29.70	02/15/14	13,000	431,600
	06/30/04		2,720		29.78	06/30/14
	12/31/04		430		35.16	12/31/14
	06/30/05		3,974		29.28	06/30/15
	12/31/05		532		25.36	12/31/15
	03/10/06	25,000	75,000		26.00	03/10/16
	06/30/06		2,613		25.32	06/30/16
	12/31/06		449		30.07	12/31/16
	06/30/07		6,482		31.45	06/30/17
	12/31/07		1,423		33.20	12/31/17

(1)	The option and stock awards listed above vest over the following periods:

Option Awards:

•	Grants dated June 30th or December 31st represent options granted in connection with the 2005 PEP, in accordance with footnote 1 of the Grants of Plan-Based Awards table, and vest in equal annual installments on the fifth through ninth anniversaries of the grant date (except for the 6/30/03 grant for Mr. LaPuma described below).

•	Grants dated 6/28/00, 1/2/01 and 4/1/02 vest in equal annual installments over three years on the anniversary of the grant date.

•	Grants dated 2/15/04 and 2/15/06 vest in equal annual installments over four years beginning on January 1st of year 2008 through 2011. These options originally were scheduled to vest in years 5 through 9; in October 2007, the Board modified the vesting period of these grants to the current schedule.

•	Grants dated 3/10/06 and 5/15/06 vest in equal annual installments over four years on the anniversary of the grant date.

Stock Awards:

•	Grant dated 2/15/04 vests 2,000 shares each in years one and two; 3,000 shares each in years three and four; and 5,000 shares each in years five and six.

•	Grant dated 2/15/06 vests in equal annual installments over four years on the anniversary of the grant date.

(2)	These 1,000 warrants were granted as a gift from Mr. Wm. Polk Carey on 3/17/03 as a long term incentive and wholly vested on 1/1/08.

(3)	This Grant, dated 6/30/03, represents the number of options to acquire interests in WPCI held by Mr. LaPuma. Amounts in the table do not represent the number of securities of the Company that may be received in exchange for interests in WPCI; these amounts will be determined as described below. Under the terms of Mr. LaPuma’s employment agreement, he has the right to put all vested interests in WPCI, including those acquired on exercise of options in WPCI, to the Company on or after December 31, 2012 (or earlier in certain circumstances, as described under Potential Payments Upon Termination or Change in Control), at the value thereof as determined by an independent appraisal. Mr. LaPuma will receive payment for such interests in shares of stock of the Company, valued at the average between the reported high and low trading prices for the thirty days prior to payment, and must continue to hold these shares for one year after receipt.

OPTION EXERCISES AND STOCK VESTED — FISCAL 2007

The following table contains information about shares acquired on vesting by the NEOs during 2007. There were no option exercises by the NEOs during 2007.

	Stock Awards(1)
	Number of Shares		Value Realized on
	Acquired on Vesting		Vesting
Name	(#)		($)

Wm. Polk Carey	0		0
Gordon F. DuGan	0		0
Mark J. DeCesaris	3,000		93,900	(2)
Edward V. LaPuma	200,000	(3)	1,584,340
Thomas E. Zacharias	3,000		93,900	(2)

(1)	The amounts in the Stock Awards — Value Realized on Vesting column represents the product of the number of restricted common stock vested and W. P. Carey & Co. LLC’s closing stock price of $31.30 on February 15, 2007, the date of vesting for all stock awards vested in 2007 for the NEOs.

(2)	Represents fair market value on date of vesting.

(3)	Represents 200,000 interests in WPCI. See footnote 3 of Outstanding Equity Awards table above for a description of the valuations of these interests in WPCI.

PENSION PLANS

W. P. Carey & Co. LLC does not maintain a qualified deferred benefit plan and did not provide pension benefits to its NEOs for the fiscal year ended December 31, 2007.

NONQUALIFIED DEFERRED COMPENSATION — FISCAL 2007

The following table shows the aggregate contributions, earnings, withdrawals and account balances for the NEOs in our PEP Plans. There were no registrant contributions made in 2007.

	Executive	Aggregate Earnings	Aggregate	Aggregate Balance
	Contributions in	in Last Fiscal	Withdrawals/	at Last Fiscal Year
	Last Fiscal Year(1)	Year(2)	Distributions(3)	End(4)
Name	($)	($)	($)	($)

Wm. Polk Carey	336,000	100,393	(64,393)	1,227,000
Gordon F. DuGan	521,045	145,597	(104,629)	1,957,307
Mark J. DeCesaris	138,000	4,724	(4,724)	138,000
Edward V. LaPuma	1,048,867	150,225	(112,877)	2,524,000
Thomas E. Zacharias	279,000	40,711	(32,911)	647,527

(1)	The Executive Contributions in Last Fiscal Year column represents participation by the NEOs in the 2005 PEP. Contributions represent deferral of a portion of salary and bonus, and commissions (for Mr. LaPuma only), paid in 2007, including amounts also included as salary or bonus (or in the case of Mr. LaPuma only, commission income included in the “All Other Compensation” column) for 2007 in the Summary Compensation Table, as discussed in footnote 1 of that table. Additional amounts in this column represent contributions of a portion of the bonus (and in the case of Mr. LaPuma, commission) amounts previously deferred by the NEOs from 2004 through 2006 as described in footnote 3 to the Summary Compensation Table.

(2)	The Aggregate Earnings in Last Fiscal Year column represents combined earnings on the PEP Plans, including dividend equivalents as well as an increase in the annual valuation of the 2003 PEP units, reflecting a corresponding increase in the net asset value of CPA®:15 as of December 31, 2007.

(3)	The Aggregate Withdrawals/Distributions column represents distributions in 2007 from the PEP Plans of dividend equivalents.

(4)	The Aggregate Balance at Last Fiscal Year column represents aggregate balances invested in the PEP Plans and increases in valuation therein for years prior to 2007, together with the aggregate amounts reported as Executive Contributions and Aggregate Earnings in the last fiscal year, less Aggregate Distributions in the last fiscal year. Amounts contributed to the PEP Plans in prior years consist of a portion of salary, bonus and commissions and were previously reported for NEOs in the Summary Compensation Tables for such prior years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

None of the NEOs, other than Mr. Edward V. LaPuma, has an employment, severance or change in control agreement with W. P. Carey & Co. LLC which, in the event of termination or change in control, would provide them with any right to a cash severance or incremental benefit.

As an inducement to retain the services of Mr. LaPuma, on March 21, 2003, W. P. Carey & Co. LLC and WPCI entered into an Amended Employment Agreement with Mr. LaPuma, which modified his prior Employment Agreement with the Company dated June 28, 2000. Under his Amended Employment Agreement, Mr. LaPuma is entitled to post-employment benefits depending upon the reason for termination (as such reasons are defined in the Employment and the Amended Employment Agreements). The different values of Mr. LaPuma’s severance benefits as of December 31, 2007 are as follows: only upon termination without cause, with good reason or due to a change in control, Mr. LaPuma would receive severance payments totaling $5,314,377, which would be payable in 12 monthly installments. All such payments are subject to reduction in an amount equal to 50% of any amounts received from any source by Mr. LaPuma for his services during that period.

The terms of the Company’s outstanding equity awards provide that in the event of a change of control, the portion of the award not already vested becomes exercisable or vested, as the case may be. The value of this accelerated vesting, in the case of a stock option, is the excess of the stock price on December 31, 2007 ($33.20) over the option exercise price, or in the case of a stock award, that price, times the number of shares for which the vesting was accelerated. The option values for the NEOs are as follows: Mr. Wm. Polk Carey ($145,453), Mr. DuGan ($583,850), Mr. DeCesaris ($413,158), Mr. LaPuma ($222,547) and Mr. Zacharias ($787,340). The stock award values for the NEOs are as follows: $298,800 for Mr. DeCesaris and $431,600 for Mr. Zacharias. The additional amount that would vest under the Company’s Profit Sharing and 401(k) Plan if a vesting event occurred on December 31, 2007, is as follows: $49,638 for Mr. DeCesaris.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company incorporates it by specific reference.

The Audit Committee of the Board of Directors reports as follows with respect to the audit of W. P. Carey & Co. LLC’s fiscal 2007 audited financial statements and management’s report of internal controls over financial reporting.

The audit functions of the Committee focus on the adequacy of W. P. Carey & Co. LLC’s internal controls and financial reporting procedures, the performance of W. P. Carey & Co. LLC’s internal audit function and the independence and performance of W. P. Carey & Co. LLC’s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP. The Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey & Co. LLC’s financial reporting. The Committee discusses these matters with appropriate internal financial personnel as well as its Independent Registered Public Accounting Firm. The Committee held four regularly scheduled quarterly meetings during 2007, and also met four additional times.

Management has primary responsibility for W. P. Carey & Co. LLC’s financial statements and management’s report of internal controls over financial reporting and the overall reporting process, including W. P. Carey & Co. LLC’s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements and the effectiveness of internal controls over financial reporting, expresses an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and discusses with the Committee any issues they believe should be raised with us. The Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management.

The Committee has reviewed and discussed the audited financial statements and management’s report of internal controls over financial reporting with the management of W. P. Carey & Co. LLC. The Directors who serve on the Audit Committee are all “independent” as defined in the New York Stock Exchange listing standards and applicable rules of the Securities and Exchange Commission. That is, the Board of Directors has determined that none of us has a relationship to W. P. Carey & Co. LLC that may interfere with our independence from W. P. Carey & Co. LLC and its management.

The Committee has discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has received written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1 and has discussed with the Independent Registered Public Accounting Firm their independence from W. P. Carey & Co. LLC. Based on review and discussions of the audited financial statements and management’s report of internal controls over financial reporting of W. P. Carey & Co. LLC with management and discussions with the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s report of internal controls over financial reporting for the fiscal year ended December 31, 2007 be included in the Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee:

Charles E. Parente, Chairman
Trevor P. Bond
Nathaniel S. Coolidge
Eberhard Faber, IV

Financial Expert

The Board of Directors has determined that Charles E. Parente, who is an Independent Director and Chairman of the Audit Committee, is a “financial expert” as defined in Item 407 of Regulation S-K under the Securities Act of 1933.

Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2007 and 2006

The following table sets forth the approximate aggregate fees billed to W. P. Carey & Co. LLC during fiscal years 2007 and 2006 by PricewaterhouseCoopers LLP, categorized in accordance with SEC definitions and rules:

	2007	2006

Audit Fees(1)	$869,921	$645,300
Audit Related Fees(2)	0	64,200
Tax Fees(3)	1,124,807	1,092,000
All Other Fees(4)	0	0

Total Fees	$1,994,728	$1,801,500

(1)	Audit Fees: This category consists of fees for professional services rendered for the audit of W. P. Carey & Co. LLC’s fiscal 2007 and 2006 financial statements included in the Annual Reports on Form 10-K (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), the review of the financial statements included in the Quarterly Reports on Form 10-Q for the quarters ended

March 31, June 30, and September 30, 2007 and 2006, and other audit services including certain statutory audits and SEC registration statement review and the related issuance of comfort letters and consents.

(2)	Audit Related Fees: This category consists of audit related services performed by PricewaterhouseCoopers LLP and includes primarily services in connection with the audit of the benefit plan during 2006.

(3)	Tax Fees: This category consists of fees billed to W. P. Carey & Co. LLC by PricewaterhouseCoopers LLP for tax compliance services and consultation in connection with transactions.

(4)	All Other Fees: No fees were billed for other services rendered by PricewaterhouseCoopers LLP for the years ended 2007 and 2006.

Pre-Approval Policies

The Audit Committee’s policy is to pre-approve audit and permissible non-audit services provided by the Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Independent Registered Public Accounting Firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

SHAREHOLDER PROPOSALS AND OTHER COMMUNICATIONS

Shareholder Proposals

The date by which shareholder proposals must be received by W. P. Carey & Co. LLC for inclusion in proxy materials relating to the 2009 Annual Meeting of Shareholders is January 2, 2009.

In order to be considered at the 2009 Annual Meeting, shareholder proposals, including shareholder nominations for Director, must comply with the advance notice and eligibility requirements contained in W. P. Carey & Co. LLC’s By-Laws. The By-Laws provide that shareholders are required to give advance notice to W. P. Carey & Co. LLC of any business to be brought by a shareholder before an annual shareholders’ meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice thereof to the Secretary of W. P. Carey & Co. LLC. In order to be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice shall set forth:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected);

•	as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they may appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of W. P. Carey & Co. LLC which are owned beneficially and of record by such shareholder and such beneficial owner.

A copy of the Company’s By-Laws is available upon request. Such requests and any shareholder proposals should be sent to Susan C. Hyde, Secretary, W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020. These procedures apply to any matter that a shareholder wishes to raise at the 2008 Annual Meeting, including those matters raised other than pursuant to 17 C.F.R. § 240.14a-8 of the rules and regulations of the SEC. A shareholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by W. P. Carey & Co. LLC may confer discretionary authority to vote on such proposal.

Communication with the Board

Shareholders who wish to send communications on any topic to the Board, the Lead Director or the Independent Directors as a group may do so by writing to the Lead Director, W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020. The Nominating and Corporate Governance Committee has approved a process for handling communications to the Board in which the Corporate Secretary, Susan C. Hyde, monitors communications from shareholders and provides copies or summaries of such communications to the Directors as she considers appropriate. The Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Ms. Hyde is responsible for monitoring communications from shareholders and for providing copies or summaries of such communications to the Directors as she considers appropriate.

DIRECTOR INDEPENDENCE

In March 2004, the Board of Directors adopted W. P. Carey & Co. LLC’s Corporate Governance Guidelines. The Guidelines, as amended in September 2007, were adopted by the Board and meet or exceed the listing standards adopted by the New York Stock Exchange. The Guidelines can be found in the “WPC Investor Relations” section of W. P. Carey & Co. LLC’s website (www.wpcarey.com). A printed copy may also be obtained upon request from our Secretary, Susan C. Hyde.

Pursuant to the Guidelines, the Board undertook its annual review of Director independence in April 2008. During this review, the Board considered transactions and relationships between each Director and nominee or any member of his or her immediate family and W. P. Carey & Co. LLC and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between Directors and nominees or their affiliates and members of our senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

The Guidelines provide that a majority of the Directors will be Independent Directors. A Director is independent if he or she does not have a material relationship with the Company or one of its subsidiaries. The Board has established guidelines to assist it in determining Director independence, although compliance with the guidelines is not sufficient for a determination of independence by the board.

The guidelines provide that a Director shall not be an Independent Director if he or she:

•	has in the last three years been employed by the Company;

•	has in the last three years been affiliated with or employed by a (present or former) auditor of the Company or of an affiliate of the Company;

•	has in the last three years been part of an interlocking directorate in which an Executive Officer of the Company sits on the compensation committee of another company (including parent and subsidiaries of such company) which concurrently employs the Director; or

is or has been in the last three years an Executive Officer or employee of a company that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	has an immediate family member who falls within any of the above categories.

The guidelines also provide that ownership of stock in the Company by Directors is encouraged and that ownership of a substantial amount of stock is not in itself a basis for a Director to be considered as not independent, provided that ownership of more than 10% of the outstanding shares may preclude a Director from being deemed independent for the purpose of serving on the Audit Committee.

The New York Stock Exchange also requires that the Board of Directors determine whether a Director is “independent” for purposes of the Exchange’s listing standards. The Nominating and Corporate Governance Committee has asked each Director and nominee to specify in writing the nature of any relevant relationships such individual may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of “independence” under the Listing Standards. Upon review of these disclosures, the Board has affirmatively determined that none of the Directors or nominees noted as “independent” in this proxy statement has a material relationship with W. P. Carey & Co. LLC that would interfere with his independence from the Company and its Management.

As a result of this review, the Board has affirmatively determined that Messrs. Bond, Coolidge, Faber, Griswold, Klein, Mittelstaedt, Parente, von Köller and Winssinger are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines and the New York Stock Exchange listing standards and for the purpose of serving on the Audit Committee, where applicable. Messrs. Wm. Polk Carey, Francis Carey, DuGan and Stoddard are considered affiliated Directors because of their relationship to, or current or former employment as senior executives of, W. P. Carey & Co. LLC and its affiliates.

CODE OF ETHICS

W. P. Carey & Co. LLC’s Board of Directors adopted a revised Code of Business Conduct and Ethics (“Code”) on September 16, 2006. It sets forth the standards of business conduct and ethics applicable to all of our employees, including our NEOs and Directors. This code is available on the Company’s website (www.wpcarey.com) in the “WPC Investor Relations” section. Printed copies may also be obtained upon a request submitted to our Investor Relations department. W. P. Carey & Co. LLC also intends to post amendments to or waivers from the Code (to the extent applicable to our Chief Executive Officer, principal financial officer and principal accounting officer) at this location on the website. Francis J. Carey, our retired Vice Chairman, has been appointed the Company’s Chief Ethics Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

W. P. Carey & Co. LLC’s NEOs and Directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Under the Company’s Code, employees, officers and Directors have an obligation to act in the best interest of the Company and to put such interests at all times ahead of their own personal interests. In addition, all employees, officers and Directors of the Company should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company’s interests. According to the Code, a conflict of interest occurs when a person’s private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of the Company. The following conflicts of interest are prohibited, and employees, officers and Directors of W. P. Carey & Co. LLC must take all reasonable steps to detect, prevent, and eliminate such conflicts:

•	Working in any capacity for – including service on a Board of Directors or trustees, or on a committee of – a competitor while employed by the Company.

•	Competing with the Company for the purchase, sale or financing of property, services or other interests.

•	Soliciting or accepting any personal benefit from a third party (including any competitor, customer or service provider) in exchange for any benefit from the Company. (Applicable Company policies may permit the acceptance of gifts and entertainment from third parties, subject to certain limitations.)

Individuals are expected to adhere to these policies where applicable, and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual. Other conflicts of interest, while not prohibited in all cases, may be harmful to the Company and therefore must be disclosed in accordance with the Code. The Chief Ethics Officer of the Company has primary authority and responsibility for the administration of this Code, subject to the oversight of the Nominating and Corporate Governance Committee, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board.

Transactions With Managed Funds

Through a wholly-owned subsidiary, W. P. Carey & Co. LLC earns revenue as the advisor to the CPA® REITs. Under advisory agreements that we have with each of the CPA® REITs, we perform services and earn asset management revenue related to the day-to-day management of the CPA® REITs and provide transaction-related services and earn structuring revenue in connection with structuring and negotiating real estate and real estate related investments and mortgage financing on their behalf. In addition, we provide further services and earn revenue when each CPA® REIT is liquidated. We are also reimbursed for certain costs incurred in providing services, including broker-dealer commissions paid on behalf of the CPA® REITs, marketing costs and the cost of personnel provided for the administration of the CPA® REITs. As a result of electing to receive certain payments for services in shares, we also hold ownership interests in the CPA® REITs. For the year ended December 31, 2007, total asset-based revenue earned was $83,051,000 while reimbursed costs totaled $13,782,000. In 2007 and 2006, we elected to receive all performance revenue from the CPA® REITs as well as the asset management revenue payable by CPA® :16 – Global in restricted shares.

In connection with structuring and negotiating investments and related mortgage financing for the CPA® REITs, the advisory agreements provide for structuring revenue based on the cost of investments. A portion of this revenue is paid when the transaction is completed while the remainder is payable in equal annual installments, subject to the relevant CPA® REIT meeting its performance criterion. We may be entitled to loan refinancing revenue in connection with structuring and negotiating investments. This loan refinancing revenue, together with the acquisition revenue, is referred to as structuring revenue. We earned structuring revenue of $78,175,000 for the year ended December 31, 2007. In addition, we may also earn revenue related to the disposition of properties, subject to subordination provisions, and will only recognize such revenue as such provisions are achieved.

Other Transactions

We own interests in entities which range from 5% to 95%, with the remaining interests generally held by affiliates, and own common stock in each of the CPA® REITs. We are the general partner in a limited partnership that leases our home office space and participates in an agreement with certain affiliates, including the CPA® REITs, for the purpose of leasing office space used for the administration of our operations, the operations of our affiliates and for sharing the associated costs. During the year ended December 31, 2007, we recorded income from minority interest partners of $2,022,000 related to reimbursements from these affiliates. The average estimated minimum lease payments on the office lease, inclusive of minority interest, as of December 31, 2007 approximates $2,879,000 annually through 2016.

Included in other liabilities in the consolidated balance sheets at December 31, 2007 are amounts due to affiliates totaling $10,344,000, comprised primarily of loans payable and amounts due in connection with the office sharing agreement and deferred acquisition fees.

Livho, Inc.

In connection with the consolidation of the nine CPA® partnerships in 1998, W. P. Carey & Co. LLC obtained a hotel in Livonia, Michigan which was not subject to a lease. W. P. Carey & Co. LLC would be taxed as a corporation if it received more than a small percentage of its income from the operation of a hotel. In order to avoid taxation as a corporation, W. P. Carey & Co. LLC in 1998 leased the hotel to Livho Inc., a corporation wholly-owned by Mr. Francis J. Carey, its chairman, pursuant to a two-year lease which was subsequently modified and extended. The Company consolidates the accounts of Livho in its consolidated financial statements in accordance with FIN 46R as it is a VIE of which it is the primary beneficiary. Livho Inc.’s rent for 2006 was $1,200,000. Income from Livho was reduced in 2007 due to the impact of renovation work at the hotel. Mr. Francis J. Carey, as sole shareholder, did not receive a dividend payment from Livho, as excess cash flow was applied to rental arrearages due to W. P. Carey & Co. LLC.

Reginald H. Winssinger Investments

Members of the family of W. P. Carey & Co. LLC Director Reginald H. Winssinger are co-investors with W. P. Carey & Co. LLC in one of the Company’s properties in France. Specifically, Mr. Winssinger’s family members purchased, at the time of and on the same terms as the purchase of the properties by W. P. Carey & Co. LLC, a 13.5% ownership interest in the property leased to Bouyges Telecom SA in Illkirch, France for an original equity investment of $458,133. This property was purchased in December 2001. These ownership interests are subject to substantially the same terms as all other ownership interests in the subsidiary company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of filings with the Securities and Exchange Commission, W. P. Carey & Co. LLC believes our Directors, Executive Officers and beneficial owners of 10% or more of our shares did not timely file reports required to be filed in 2007 under Section 16(a) on the following occasions: (a) Mr. Wm. Polk Carey did not timely report on Form 4 the disposition of 385 shares; (b) Mr. Francis J. Carey did not timely report on Form 4 the acquisition of 25,000 shares; and (c) Mr. John Miller did not timely report on Form 4 the acquisition of 419 shares. Additionally, in connection with reports required to be filed in 2006 under Section 16(a), Mr. Edward V. LaPuma did not timely report on Form 3 the ownership of 80,327 shares and 66,000 options and did not timely report on Form 4 the acquisition of 1,174 shares. Corrective filings were made in respect of each of these transactions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

From W. P. Carey & Co. LLC’s inception, it has engaged the firm of PricewaterhouseCoopers LLP as its Independent Registered Public Accounting Firm. It is in the process of engaging PricewaterhouseCoopers LLP as auditors for 2008. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement, if he or she desires to do so, and to respond to appropriate questions from shareholders.

EXECUTIVE OFFICERS OF W. P. CAREY & CO. LLC

W. P. Carey & Co. LLC’s Executive Officers are elected annually by the Board of Directors. Detailed information regarding the Executive Officers who are not directors as of the date of this Proxy Statement is set forth below.

Douglas E. Barzelay
AGE: 60

Mr. Barzelay joined W. P. Carey & Co. LLC as General Counsel and Executive Director in 2005. He has also served as General Counsel of CPA®:14; CPA®:15 and CPA®:16 – Global since 2005, and CPA®:17 – Global since October 2007. Prior to joining W. P. Carey & Co. LLC, Mr. Barzelay was a partner at the law firm Patterson, Belknap, Webb & Tyler LLP in New York where his practice included corporate and securities matters, international transactions and mergers and acquisitions. From 1986 through 1995, he held several positions at Dime Bancorp, Inc. including as General Counsel from 1989 through 1995, where he was responsible for all legal affairs of the company and its in-house legal department. Mr. Barzelay received a B.A. from Yale University and a J.D. from Harvard Law School.

Mark J. DeCesaris
AGE: 49

Mr. DeCesaris became Acting Chief Financial Officer, Chief Administrative Officer and Managing Director in 2005. He has also served as Acting Chief Financial Officer, Chief Administrative Officer and Managing Director for CPA®:14, CPA®:15 and CPA®:16 – Global since 2005, and CPA®:17 – Global since October 2007. Mr. DeCesaris had previously been a consultant to W. P. Carey & Co. LLC’s finance department. Prior to joining W. P. Carey & Co. LLC, from 2003 to 2004 Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the New York Stock Exchange, where his responsibilities included overseeing the integration of acquisitions and developing and implementing a shared service organization to reduce annual operating costs. From 1999 to 2003, he was Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance. From 1994 to 1999, he was President and Chief Executive Officer of System One Solutions, a business consulting firm that he founded. He started his career with Coopers & Lybrand in Philadelphia, PA and earned his CPA license in 1983. Mr. DeCesaris currently serves as a member of the Board of Trustees of Kings College. Mr. DeCesaris graduated from Kings College with a BS in Accounting and a BS in Information Technology.

Edward V. LaPuma
AGE: 35

Mr. LaPuma joined W. P. Carey & Co. LLC as an Assistant to the Chairman in July 1994, where he helped establish the firm’s Institutional Department. He joined the firm’s Investment Department in 1995. Mr. LaPuma currently serves as a Director and President of W. P. Carey & Co. International LLC, President of CPA®:14 and Managing Director of W. P. Carey & Co. LLC. Prior to joining W. P. Carey & Co. LLC, Mr. LaPuma was a consultant with the Sol C. Snider Entrepreneurial Center. Mr. LaPuma also founded his own consulting firm, which specialized in providing strategy consultation services to industrial companies. He serves as a Trustee of the Rensselaerville Institute and the W. P. Carey Foundation, and as a governor of the Delta Phi Fraternity (“St. Elmo”). Mr. LaPuma earned his B.S. in finance, awarded magna cum laude, from the Wharton School at the University of Pennsylvania.

John D. Miller
AGE: 63

Mr. Miller joined W. P. Carey & Co. LLC in 2004 as Vice Chairman of Carey Asset Management Corporation and serves as Chief Investment Officer of W. P. Carey & Co. LLC. He has also served as CIO of CPA®:14; CPA®:15 and CPA®:16 – Global since 2005, and CPA®:17 – Global since October 2007. Mr. Miller founded StarVest Partners, L.P., a private equity/venture capital firm, in 1998, where he is its Co-Chairman and President. Mr. Miller continues to retain a Non-Managing Member interest in StarVest. From 1995 to 1998, he served as President of Rothschild Ventures Inc., the private investment unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group. Before joining Rothschild in 1995, he held positions at two private equity firms, Credit Suisse First Boston’s Clipper group and Starplough Inc., an affiliate of Rosecliff. Prior to that, for 24 years Mr. Miller served in various investment units at the Equitable, including serving as President and CEO of Equitable Capital Management Corporation, a full-line investment advisory subsidiary with assets in excess of $36 billion and as head of Equitable Capital Management Corporation’s corporate finance department. He received his B.S. from the University of Utah and an M.B.A. from the University of Santa Clara. He currently serves on the Boards of CKX, Inc. and International Keystone Entertainment, Inc., and is a Board observer of MessageOne, Inc., a StarVest portfolio company.

Thomas E. Zacharias
AGE: 54

Mr. Zacharias joined W. P. Carey & Co. LLC in April 2002 and has served as CPA®:16 – Global’s President since 2003. He has also served as Managing Director and Chief Operating Officer of W. P. Carey & Co. LLC, CPA®:14 and CPA®:15 since 2005, and CPA®:17 – Global since October 2007. Mr. Zacharias previously served as an Independent Director of CPA®:14 from 1997 to 2001 and CPA®:15 in 2001. Prior to joining W. P. Carey & Co. LLC, Mr. Zacharias was a Senior Vice President of MetroNexus North America, a Morgan Stanley Real Estate Funds Enterprise capitalized for the development of internet data centers. Prior to joining MetroNexus in 2000, Mr. Zacharias was a Principal at Lend Lease Development U.S., a subsidiary of Lend Lease Corporation, a global real estate investment management company. Between 1981 and 1998 Mr. Zacharias was a senior officer at Corporate Property Investors, which at the time of its merger into Simon Property Group in 1998 was the largest private equity REIT. He is a member of the Urban Land Institute, International Council of Shopping Centers and NAREIT, and served as a Trustee of Groton School in Groton, Massachusetts from 2003 to 2007. Mr. Zacharias received his undergraduate degree, magna cum laude, from Princeton University in 1976 and a Masters in Business Administration from Yale School of Management in 1979.

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W. P. CAREY & CO. LLC				For	Withhold	For All
				All	All	Except
Vote on Directors

1.	To elect twelve directors, each to hold office for a one- year term and until their respective successors are elected and qualified.			☐	☐	☐

	Nominees:

	01)	Wm. Polk Carey	07)	Benjamin H. Griswold, IV
	02)	Gordon F. DuGan	08)	Dr. Lawrence R. Klein
	03)	Francis J. Carey	09)	Robert E. Mittelstaedt, Jr.
	04)	Trevor P. Bond	10)	Charles E. Parente
	05)	Nathaniel S. Coolidge	11)	Dr. Karsten von Köller
	06)	Eberhard Faber, IV	l2)	Reginald Winssinger

To transact such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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W. P. CAREY & CO. LLC
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
JUNE 12, 2008
The shareholder(s) hereby appoint(s) Thomas E. Zacharias and Mark J. DeCesaris, and each of them, with full power of substitution, as proxy to vote all listed shares of W. P. Carey & Co. LLC that the shareholder(s) is/are entitled to vote at the 2008 Annual Meeting of Shareholders of W. P. Carey & Co. LLC to be held at The Rainbow Room, 30 Rockefeller Plaza, New York, NY on Thursday, June 12, 2008 at 2:00 p.m., and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS.
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